FOR IMMEDIATE RELEASE
November 8, 2016

Contact
Susan Bladholm—Media requests
(971) 255-5023

Zachary Cotner—Investor Relations
(503) 505-5804, zcotner@ericksonaviation.com

Erickson Incorporated Files Chapter 11

Normal Operations Expected to Continue Without Interruption

Company Seeking Approval of $180 Million
In Debtor-In-Possession Financing

PORTLAND, Ore. — Erickson Incorporated (NASDAQ:EAC)(the “Company”), a leading global provider of aviation services, announced today that it and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.
During the Chapter 11 process, Erickson will operate in the ordinary course of business and with the same commitment to safety, compliance, and customer service that its partners are accustomed to.
The Company expects to file a consensual plan of reorganization with the support of its major creditor constituencies within the first 50 days of the bankruptcy case, which the Company anticipates will dramatically reduce its total indebtedness and allow it to exit bankruptcy with a stronger balance sheet in early 2017.
Concurrent with its Chapter 11 filing, Erickson has filed certain customary “first day motions”, including a new debtor in possession financing from its first lien lenders and certain of its 2nd lien bondholders, with the court to ensure a smooth transition into Chapter 11. Pending Court approval, the first day motions will allow the Company to operate in the ordinary course and maintain its critical customer and supplier relationships.
President and CEO Jeff Roberts said, “Unfortunately, Erickson is not immune to the numerous business challenges currently facing the helicopter industry which have placed downward pressure on operating results and asset values. Operational integrity and safety continue to be our top priority, and this restructuring will in no way interfere with our performance and commitment to customer satisfaction. We have examined a number of alternatives and are convinced that a formal restructuring is the most effective path forward. We anticipate a controlled process that better positions us to serve our customers. We appreciate the work of our largest creditors, board, investors, and employees who are committed to transparent and timely communications with our customers, prospects, vendors, suppliers, partners and key regulatory agencies.”
CFO, David Lancelot, commented, “We are fully supportive of a creditor support agreement that certain of our first lien lenders and second lien noteholders have entered into which is expected to result in approximately $60 million in new financing from a group of our noteholders. This financing will provide sufficient liquidity to fund ongoing operations in the ordinary course during our restructuring. We believe this agreement is indicative of broad support for a consensual restructuring which will ultimately provide greater liquidity by way of a delevered balance sheet. We believe that Erickson will emerge a financially stronger company at the conclusion of an expeditious bankruptcy process.”
The restructuring is expected to preserve jobs for more than 700 employees and allow Erickson to continue to work with the vendors and suppliers around the world that are so vital to its long term success. Erickson’s economic impact in its home state of Oregon accounts for nearly $500 million annually, with 300 of the employees based in Oregon.
Suppliers and other stakeholders can find additional information about Erickson’s reorganization at www.ericksoninc.com. In addition, court filings and other information related to the restructuring proceedings are available at www.kccllc.net/erickson.
Haynes and Boone LLP is serving as the Company's legal advisor, Alvarez & Marsal LLC as its restructuring advisor, and Imperial Capital as its investment banker.

About Erickson
Erickson is a leading global provider of aviation services and operates, maintains and manufactures utility aircraft to safely transport and place people and cargo around the world.  The Company is self-reliant, multifaceted and operates in remote locations under challenging conditions specializing in Global Defense and Security, Manufacturing and MRO, and Commercial Services (comprised of firefighting, HVAC, power line, construction, timber harvesting, oil and gas and specialty lift). With roots dating back to 1960, Erickson operates a fleet of approximately 69 aircraft, is headquartered in Portland, Oregon, USA, and operates in North America, South America, Europe, the Middle East, Africa, Asia Pacific, and Australia. For more information, please visit our website at www.ericksoninc.com.